Exhibit 10.9

Norwegian Shipbrokers’ Association’s Memo-
Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime
Council (BIMCO) in 1956.
Code-name
SALEFORM 1993

MEMORANDUM OF AGREEMENT

Dated: January 18, 2011

CONCEPT LTD., hereinafter called the Sellers, have agreed to sell, and MR CONCEPT SHIPPING L.L.C., hereinafter called the Buyers, have agreed to buy

Name: STENA CONCEPT

Classification Society/Class: Det Norske Veritas

Built:	2005	By: Uljanik Shipyard, Uljanik

Flag:	Bermuda	Place of Registration: Hamilton

Call Sign: ZCDL6		Grt/Nrt: 27,357/13,857

Register Number:

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, facsimile or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.             Purchase Price

Twenty one million United States dollars ($21,000,000)

2.             Deposit

3.             Payment

The said Purchase Price shall be paid in full free of bank charges to on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.             Inspections

b)*          The Buyers shall have the right to inspect the Vessel’s classification records and declare whether the same are accepted or not on or before February 5, 2011. The Sellers shall provide for inspection of the Vessel at a suitable port. The Buyers shall undertake the inspection without undue delay to the Vessel. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.

5.             Notices, time and place of delivery

a)             The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with notice of the estimated time of delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)            The Vessel shall be delivered and taken over safely afloat either at sea or at a safe and accessible berth or anchorage at/in any safe port or place worldwide in the Sellers’ option.

Expected Time of delivery: on or before February 15, 2011

Date of cancelling (see Clauses 5c), 6b)(iii) and 14): February 18, 2011

c)             If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5a) and 5c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

6.             Drydocking/Divers Inspection

7.             Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on Shore at no extra cost. All spare parts and spare equipment on board including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Nothwithstanding the foregoing, forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

The Buyers shall not take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums on board which are property of Stena Bulk AB (the “Time Charterer”) pursuant to a time charter dated January 6, 2006 (the “Time Charter”) between Time Charterer and Seller, as novated by Seller to GMR Concept LLC

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.             Documentation

The place of closing:

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a)             Legal Bill of Sale in a form recordable in the Marshall Islands (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever except liens arising under the Time Charter for hire paid in advance, duly notarially attested and legalized by the consul of such country or other competent authority.

b)            Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c)             Confirmation of Class issued within three (3) Banking days prior to delivery.

d)            Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

e)             Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, the Sellers agree to delete the Vessel from the Bermuda Registry of Ships forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

f)             Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

g)            All consents or amendments required under any charter of the Vessel in effect as of the date of the closing to permit such charter to continue in effect after the date of the closing.

h)            A copy of the resolutions of the board of directors and the shareholder(s) of the Sellers authorizing the execution by the Sellers of this Memorandum of Agreement and the sale of the Vessel contemplated hereby, and authorizing a specified person or persons to execute this Memorandum of Agreement (and all documents and notices to be signed and/or dispatched under this Memorandum of Agreement) on their behalf.

i)              Commercial invoice.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans, etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in Sellers’ possession shall be promptly forwarded to the buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.             Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all encumbrances, mortgages and maritime liens or any other debts whatsoever except liens arising under the Time Charter for hire paid in advance. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.          Taxes, etc

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.          Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation by Class or the relevant authorities at the time of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*              Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.          Name/markings

Upon delivery the Buyers undertake to not change the name of the Vessel nor alter funnel markings.

13.          Buyers’ default

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the agreement.

14.          Sellers’ default

Subject to Clause 17, should the Sellers fail to give Notice of Readiness in accordance with Clause 5a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.          Buyers’ representatives

16.          Arbitration

b)*          This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Memorandum of Agreement as of the day and year first above written.

CONCEPT LTD., as Sellers		MR CONCEPT SHIPPING L.L.C., as Buyers

By:	/s/ Brian D. Kerr	By:	/s/ Sybren Hoekstra
Name: Brian D. Kerr		Name: Sybren Hoekstra
Title: Vice President and Treasurer		Title: Assistant Secretary

Additional Clauses 17 – 21 to

a Memorandum of Agreement dated January 18, 2010

between CONCEPT LTD. as Sellers and

MR CONCEPT SHIPPING L.L.C., as Buyers

17.           Bareboat Charter

Upon delivery of the Vessel under this Agreement, the Vessel shall simultaneously be delivered to GMR Concept LLC as bareboat charterer (the “Charterer”) under a bareboat charterparty dated the date hereof entered into between the Buyers as owners and the Charterer as charterers (the “Charter”).  If the Charter is not entered into in a legally binding form or is cancelled, or the delivery of the Vessel does not take place under the Charter for any reason whatsoever, this Agreement shall be considered null and void, provided that Clause 14 shall survive.  The Sellers shall be fully responsible for the Buyers’ fulfilling the requirement of physical delivery as new owner of the Vessel to the Charterer under the Charter subject to Buyers taking any steps and/or executing any documents at Sellers’ costs reasonably requested by Seller in relation thereto.

18.           Registration of Vessel

The Sellers shall be responsible for the registration of the Vessel under the flag of the Republic of The Marshall Islands upon delivery in the Buyers name.  The Buyers will provide such documents as are necessary to enable the registration process to be completed.

19.           Indemnities

The Sellers will indemnify the Buyers for any and all cargo related liabilities connected to any voyage which is current at the time of the delivery of the Vessel and any cargo related claim arising from any event or omission occurring prior to the delivery of the Vessel and against any costs, losses or expenses which arise out of, or have been incurred as a result of or in connection with, any such claim, whether or not the party bringing the claim is successful in its claim subject to Buyers not settling or abandoning any such claims and, following consultation with the Buyers, allowing Sellers to defend any claim in the Buyers’ name and, in this regard, giving Sellers at Sellers’ cost all reasonable assistance to the defence and /or at Sellers’ option, settlement of such claim.

20.           Conditions Precedent

It shall be a condition precedent to the payment of the Purchase Price and to the acceptance of the Vessel by the Buyers under this Agreement that:

a.             the Charterer has confirmed that it shall take delivery of the Vessel pursuant to the Charter; and

b.             the Buyers are satisfied that all conditions precedent under the Charter have been satisfied or waived or will be satisfied or waived immediately upon delivery of the Vessel under the Charter.

21.           Private and Confidential

The terms and conditions of this Agreement shall be kept private and confidential and shall not be disclosed to any person except as may be required by the United States Securities and Exchange Commission and the rules of the New York Stock Exchange or otherwise as required by applicable law, rule or regulation.